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                           Bank of Hawaii Corporation
             Exhibit 12 - Statement Regarding Computation of Ratios
                    Three Months Ended March 31, 2002 & 2001
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(dollars in millions)                                                          2002           2001
---------------------                                                          ----           ----
Earnings:

1.      Income Before Income Taxes                                             $48.2         $60.9
2.      Plus: Fixed Charges Including Interest on Deposits                      42.7         120.8
                                                                              ------        ------
3.      Earnings Including Fixed Charges                                        90.9         181.7
4.      Less: Interest on Deposits                                              24.0          72.0
                                                                              ------        ------
5.      Earnings Excluding Interest on Deposits                                $66.9        $109.7
                                                                              ======        ======

Fixed Charges:
6.      Fixed Charges Including Interest on Deposits                           $42.7        $120.8
7.      Less: Interest on Deposits                                              24.0          72.0
                                                                              ------        ------
8.      Fixed Charges Excluding Interest on Deposits                           $18.7         $48.8
                                                                              ======        ======

Ratio of Earnings to Fixed Charges:
    Including Interest on Deposits  (Line 3 divided by Line 6)                   2.1  x        1.5  x
    Excluding Interest on Deposits (Line 5 divided by Line 8)                    3.6  x        2.2  x


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